VistaGen Therapeutics Appoints Jerry Gin, Ph.D., MBA

to its Board of Directors

South San Francisco, CA (March 30, 2016) – VistaGen Therapeutics Inc. (OTCQB: VSTA) (VistaGen or the Company), a clinical-stage biopharmaceutical company dedicated to developing and commercializing innovative product candidates for patients with diseases and disorders involving the central nervous system (CNS), today announced that it has appointed Jerry Gin, Ph.D., MBA to its Board of Directors. Dr. Gin has also been appointed as a member of the Company’s Audit Committee.

“Dr. Gin brings a myriad of expertise in forming, building and propelling healthcare companies to their next platforms of growth, and we believe his experience and insight will be invaluable to VistaGen,” commented Shawn Singh, Chief Executive Officer of the Company. “We are honored to have Dr. Gin join us as a member of our Board at such an important time for the Company as we focus on rapidly advancing our proprietary CNS pipeline, specifically, our lead product candidate, AV-101, through our ongoing Phase 2a study and commence our potentially pivotal Phase 2b study in major depressive disorder over the course of this year.”

Dr. Gin has over 45 years of experience in the healthcare industry, focusing on founding and developing pharmaceutical, diagnostic and biotechnology companies. He is currently the co-founder and CEO of Nuvora, Inc., a private company with a drug delivery platform for the sustained release of ingredients through the mouth for indications such as dry mouth, biofilm reduction and sore throat/cough relief. Dr. Gin is also co-founder and Chairman of Livionex, a platform technology company focused on oral care, ophthalmology and wound care. Previously, Dr. Gin co-founded Oculex Pharmaceuticals, which developed technology for controlled release delivery of drugs to the interior of the eye, specifically to treat macular edema, and served as President and CEO until it was acquired by Allergan for $230 million. Prior to forming Oculex, Dr. Gin co-founded and took public, ChemTrak, which developed a home cholesterol test, commonly available in drug stores today. Prior to ChemTrak, Dr. Gin was Director of New Business Development and Strategic Planning for Syva, the diagnostic arm of Syntex Pharmaceuticals, Director for Pharmaceutical and Diagnostic businesses for Dow Chemical, and Director of BioScience Labs (now Quest Laboratories), the clinical laboratories of Dow Chemical. For more information on Dr. Gin, please click here.

Dr. Gin stated, “I am excited to join the VistaGen board and believe the Company represents a very compelling opportunity. Its lead prodrug candidate, AV-101, is fundamentally differentiated with its ketamine-like antidepressant effects without the undesired side effects. I believe, with the continued development of AV-101, we have the potential to witness a long-awaited paradigm shift in the treatment of depression and look forward to working closely with the team to unlock the tremendous value for patients, their families, physicians and shareholders.”

VistaGen’s lead oral prodrug candidate, AV-101, is currently being evaluated in an ongoing NIH-sponsored Phase 2a clinical study for the treatment of major depressive disorder (MDD). The Company expects to report topline data from the Phase 2a clinical study in the second quarter of 2017 and is preparing to advance AV-101 into a Phase 2b MDD study in the fourth quarter of this year.

About AV-101

AV-101 (L-4-chlorokyurenine or 4-CI-KYN) is an orally-available prodrug candidate, currently in Phase 2 development, initially for the adjunctive treatment of MDD in patients with an inadequate response to standard antidepressants. AV-101 has broad potential utility in other diseases and disorders involving the CNS, including chronic neuropathic pain and epilepsy and neurodegenerative diseases, such as Parkinson’s disease and Huntington’s disease. After crossing the blood-brain barrier and reaching brain astrocytes, AV-101 is rapidly and enzymatically converted into 7-chlorokynurenic acid (7-Cl-KYNA), a well-characterized, potent and selective antagonist of N-methyl-D-aspartate (NMDA) receptors, acting by blocking the glycine-binding co-agonist site of the NMDA receptor.

About VistaGen

VistaGen Therapeutics, Inc. is a clinical-stage biopharmaceutical company dedicated to developing and commercializing innovative product candidates for patients with diseases and disorders involving the CNS. Our lead product candidate, AV-101, is a next generation, orally available prodrug in Phase 2 development, initially for the adjunctive treatment of MDD in patients with an inadequate response to standard antidepressants. AV-101 is currently being evaluated in an ongoing Phase 2a clinical study being conducted by Principal Investigator, Dr. Carlos Zarate, Chief, Section on the Neurobiology and Treatment of Mood Disorders and Chief of Experimental Therapeutics and Pathophysiology Branch at the National Institute of Mental Health, and Clinical Professor of Psychiatry and Behavioral Sciences, at The George Washington University and fully funded by the U.S. National Institutes of Mental Health.

For more information, please visit www.vistagen.com and connect with the Company on Twitter, LinkedIn and Facebook.

Forward-Looking Statements

The statements in this press release that are not historical facts may constitute forward-looking statements that are based on current expectations and are subject to risks and uncertainties that could cause actual future results to differ materially from those expressed or implied by such statements. Those risks and uncertainties include, but are not limited to, risks related to the VistaGen’s successful Phase 2 clinical development of AV-101 for the treatment of MDD and other CNS diseases and disorders, protection of its intellectual property, and the availability of substantial additional capital to support its operations, including the development activities described above. These and other risks and uncertainties are identified and described in more detail in VistaGen’s filings with the Securities and Exchange Commission (SEC). These filings are available on the SEC’s website at www.sec.gov. VistaGen undertakes no obligation to publicly update or revise any forward-looking statements.

Investor Contact

Jenene Thomas

Jenene Thomas Communications, LLC

Phone: +1 (908) 938-1475

Email: jenene@jenenethomascommunications.com

Source: VistaGen Therapeutics, Inc.

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